Exhibit (a)(1)(J)

Mandatory publication pursuant to section 21 para. 1 sentence 1 no. 3, para. 2 in conjunction with section 14 para. 3 sentence 1 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz - WpÜG)

The Offer Document must be read in conjunction with this amendment of the Takeover Offer. Unless otherwise specified in this publication, the provisions contained in the Offer Document continue to apply unchanged. Shareholders of AIXTRON SE, in particular those who have their place of residence, seat (Sitz) or place of habitual abode outside the Federal Republic of Germany should pay particular attention to the information contained in Section 1.1 of the Offer Document “Implementation of the Takeover Offer pursuant to the German Takeover Act and the U.S. Exchange Act”, Section 1.2 of the Offer Document “Special information for AIXTRON Securityholders whose place of residence, seat or habitual abode is in the United States”, Section 7.8 of the Offer Document “Possible Purchases outside of the Takeover Offer” and Section 11.2 of the Offer Document “Acceptance by AIXTRON ADS Holders and settlement of the Takeover Offer”.

Amendment

of the

VOLUNTARY PUBLIC TAKEOVER OFFER
(Cash Offer)

by

Grand Chip Investment GmbH
c/o Paul Hastings (Europe) LLP
Siesmayerstr. 21
60323 Frankfurt am Main
Germany

to the shareholders of

AIXTRON SE
Dornkaulstraße 2
52134 Herzogenrath
Germany

to acquire

all no-par value registered shares,
including all no-par value registered shares
represented by American Depositary Shares (ADSs),

of

AIXTRON SE

at the price of

EUR 6.00

per share

in cash

Extended Acceptance Period: 29 July 2016 to 21 October 2016,
24:00 hrs local time Frankfurt am Main, Federal Republic of Germany, and 6:00 p.m. local time New York, United States, respectively

AIXTRON Shares: ISIN DE000A0WMPJ6
 AIXTRON ADSs: ISIN US0096061041; CUSIP 009606104

AIXTRON Tendered Shares: ISIN DE000A2BPYT0
 AIXTRON Subsequently Tendered Shares: ISIN DE000A2BPSF1

THIS DOCUMENT IS A TRANSLATION OF THE GERMAN AMENDMENT OF THE TAKEOVER OFFER. THE TAKEOVER OFFER IS MADE FOR THE SECURITIES OF A GERMAN COMPANY THAT HAS SECURITY HOLDERS RESIDENT IN THE UNITED STATES AND, AS A RESULT, IS SUBJECT TO THE SECURITIES LAWS, RULES AND REGULATIONS OF GERMANY AND THE UNITED STATES. SOME OF THE INFORMATION CONTAINED IN THIS DOCUMENT IS INCLUDED BECAUSE IT IS REQUIRED TO BE INCLUDED IN THE SIMILAR DOCUMENT BEING USED FOR THE TAKEOVER OFFER IN GERMANY AND WE WANTED TO MAKE THAT INFORMATION AVAILABLE TO YOU AS WELL. SOME OF THE INFORMATION IN THIS DOCUMENT HAS BEEN PREPARED IN ACCORDANCE WITH GERMAN FORMAT AND STYLE, WHICH DIFFERS FROM THE U.S. FORMAT AND STYLE FOR DOCUMENTS OF THIS TYPE.

ii

Table of contents

1.	Takeover Offer	1

	1.1 General information for AIXTRON Securityholders	1

	1.2 Special information for AIXTRON Securityholders whose place of residence, seat or habitual abode is in the United States	2

2.	Publication and dissemination of the Amendment	3

3.	Amendment of the Takeover Offer by lowering the Minimum Acceptance Threshold	3

4.	Extension of acceptance period	4

5.	Additional Acceptance Period	4

6.	Right of Withdrawal	5

7.	Important Notice	5

8.	Exemptive and no-action relief from the SEC	5

9.	Declaration of assumption of responsibility for this Amendment	7

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1.                                      Takeover Offer

The following information alters and supplements the Offer Document. The Offer Document must be read in conjunction with this amendment of the Takeover Offer (the “Amendment”). Unless otherwise specified in this Amendment, the provisions contained in the Offer Document continue to apply unchanged. Terms defined in the Offer Document have the same meaning in this Amendment as they have in the Offer Document.

1.1                               General information for AIXTRON Securityholders

On 29 July 2016, Grand Chip Investment GmbH, c/o Paul Hastings (Europe) LLP, Siesmayerstr. 21, 60323 Frankfurt am Main, Germany, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under HRB 104996 (the “Bidder”), published the offer document (the “Offer Document”) for its voluntary public takeover offer (“Takeover Offer”) to the shareholders of AIXTRON SE, Dornkaulstraße 2, 52134 Herzogenrath, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Aachen under HRB 16590 (“AIXTRON”), for the acquisition of their no-par value registered shares (auf den Namen lautende Stückaktien) in AIXTRON (collectively, “AIXTRON Shares”), including all AIXTRON Shares represented by American Depositary Shares (“AIXTRON ADSs”), at the price of EUR 6.00 per tendered AIXTRON Share in cash.

The Takeover Offer is a voluntary public offer to acquire securities pursuant to the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, the “German Takeover Act”) in conjunction with the Regulation on the Content of Offer Documents, the Consideration for Takeover Offers and Mandatory Offers and the Release from the Obligation to publish and to make a Tender Offer (Verordnung über den Inhalt der Angebotsunterlage, die Gegenleistung bei Übernahmeangeboten und Pflichtangeboten und die Befreiung von der Verpflichtung zur Veröffentlichung und zur Abgabe eines Angebots — WpÜG-Angebotsverordnung, the “German Takeover Offer Regulation”, together with the German Takeover Act the “German Takeover Law”).

The Takeover Offer is being implemented in accordance with German Takeover Law and the provisions of the securities law of the United States of America (the “United States” or “U.S.”), including the applicable provisions governing tender offers under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and the rules and regulations promulgated thereunder. In order to reconcile certain areas where German Takeover Law and U.S. law conflict, the Bidder requested relief from the staff of the U.S. Securities and Exchange Commission (“SEC”), as further described in Section 20  of the Offer Document. For information on the exemptive and no-

action relief granted by the SEC relevant for the Amendment, see Section 8 of the Amendment.

The publication of the Offer Document has been exclusively approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, “BaFin”), and the Bidder does not intend to make the Takeover Offer as a public offer in accordance with the provisions of any jurisdictions other than the Federal Republic of Germany and the United States. Accordingly, no other registrations, approvals or authorizations have been applied for or granted in respect of the Offer Document and/or the Takeover Offer outside of Germany and the United States. Consequently, the Bidder does not assume any responsibility for compliance with any legal requirements other than German and U.S. legal requirements. As a result, AIXTRON Securityholders should not rely on the application of laws of any other jurisdiction for investor protection. Also, neither BaFin nor the SEC or any other authority have reviewed the Amendment and approved or disapproved its publication.

1.2                               Special information for AIXTRON Securityholders whose place of residence, seat or habitual abode is in the United States

The Takeover Offer refers to shares of a German company and is subject to the legal provisions of the German Takeover Law regarding the implementation and disclosure requirements for such an offer, which differ substantially from the corresponding legal provisions of the United States. For example, certain financial information in the Offer Document has been determined in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and may therefore not be comparable to financial information on U.S. companies and other companies whose financial information is determined in accordance with the Generally Accepted Accounting Principles of the United States. Furthermore, the payment and settlement procedure with respect to the Takeover Offer will comply with the relevant rules of German Takeover Law, which differ from payment and settlement procedures customary in the United States, particularly with regard to the payment date of the consideration.

BaFin approved the publication of the Offer Document (in German) on 29 July 2016. In addition, the Bidder published an English translation of the Offer Document. BaFin has neither reviewed nor approved the English translation. Neither the SEC nor any securities supervisory authority in the United States has approved or disapproved the Takeover Offer or reviewed it for its fairness or its benefits, nor have the contents of the Offer Document or any other documentation relating to the Takeover Offer been reviewed for accuracy or fairness. It may be difficult for AIXTRON Securityholders whose place of residence, seat or place of habitual abode is in the United States to enforce their rights and claims under U.S. federal securities laws because both the Bidder and AIXTRON have their seat outside the United States and all of the relevant officers and directors of AIXTRON are resident outside of the United States. U.S. AIXTRON Securityholders may not be able to sue a company seated outside of the United States nor its officers or directors before a court outside or in the United States for violations of U.S. securities laws. Furthermore, it may be difficult to enforce the decisions of a U.S. court against a company seated outside of the United States.

2.                                      Publication and dissemination of the Amendment

The Amendment will be published in German on 6 October 2016 by way of announcement on the internet at http://www.grandchip-aixtron.com and by holding copies of this Amendment for distribution free of charge in Germany at Deutsche Bank AG, GSS/Issuer Services, Post-IPO Services, Taunusanlage 12, 60325 Frankfurt am Main, Germany, fax: +49 (0)69 910-38794, e-mail: dct.tender-offers@db.com. Furthermore, the English translation of the Amendment will be published by way of announcement on the internet at http://www.grandchip-aixtron.com and is available in the United States at D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, United States, e-mail: AIXG@dfking.com and by calling + 1 (877) 478-5043 (toll-free in the United States) for distribution free of charge.

The announcement regarding the availability of copies of this Amendment for distribution free of charge in Germany and the internet address at which this Amendment was published will be published in the German Federal Gazette (Bundesanzeiger) on 6 October 2016. In the United States, the corresponding announcement will be made by press release.

The publication, dispatch, distribution or dissemination of the Amendment or any other documents related to the Takeover Offer outside of Germany and the United States may result in the applicability of the laws of jurisdictions other than those of Germany and the United States and may be subject to legal restrictions in such other jurisdictions.

This Amendment may be published and distributed in the European Union or the European Economic Area in accordance with the provisions of the Offer Document and the applicable laws and regulations.

3.                                      Amendment of the Takeover Offer by lowering the Minimum Acceptance Threshold

In accordance with the Offer Document, the Takeover Offer and any contracts which come into existence as a result of the acceptance of the Takeover Offer, are subject to the conditions precedent specified in Section 4.2 of the Offer Document (“Offer Conditions”), unless validly waived by the Bidder.

The Bidder has decided to hereby amend the Offer Condition set out in Section 4.2.1 (Minimum Acceptance Threshold) of the Offer Document by lowering the aggregate number of AIXTRON Shares (including AIXTRON Shares represented by AIXTRON ADSs) for which the Takeover Offer has to be validly accepted without the acceptance having been validly withdrawn at the time of the expiration of the Acceptance Period to a total of at least 56,472,898 AIXTRON Shares (including the AIXTRON Shares represented by AIXTRON ADSs).

Section 4.2.1 of the Offer Document shall now read as follows:

At the time of the expiration of the Acceptance Period, the aggregate number of AIXTRON Shares (including AIXTRON Shares represented by AIXTRON ADSs) for which the Takeover Offer has been validly accepted without the acceptance having been validly withdrawn amounts to a total of at least 56,472,898 AIXTRON Shares (including the AIXTRON Shares represented by AIXTRON ADSs) (the “Minimum Acceptance Threshold”). In determining whether the Minimum Acceptance Threshold has been reached, also the AIXTRON Shares, including AIXTRON Shares represented by AIXTRON ADSs, shall be taken into account for which the acceptance of the Takeover Offer has been declared during the Acceptance Period but only becomes effective after the end of the Acceptance Period by rebooking the AIXTRON Shares to ISIN DE000A2BPYT0 in accordance with Sections 11.1.2 and 11.2.3.

The Minimum Acceptance Threshold corresponds to an acceptance quota of at least 50,1 per cent of the total number of 112,720,355 AIXTRON Shares (including the AIXTRON Shares represented by AIXTRON ADSs) issued on the Announcement Date.

4.                                      Extension of acceptance period

With respect to Section 5.2 (i) of the Offer Document, the Bidder points out that due to the Amendment, the period of acceptance of the Takeover Offer is extended by two weeks in accordance with section 21 para. 5 sentence 1 of the German Takeover Act and now expires on 21 October 2016, 24:00 hrs local time Frankfurt am Main, Germany, and 6:00 p.m. local time New York, United States, respectively.

5.                                      Additional Acceptance Period

If at the time of the expiration of the Acceptance Period, the aggregate number of AIXTRON Shares (including AIXTRON Shares represented by AIXTRON ADSs) for which the Takeover Offer has been validly accepted without the acceptance having been validly withdrawn, is equal to or above the Minimum Acceptance Threshold (as amended) and no event has occurred that would make the satisfaction of an Offer Condition impossible, AIXTRON Securityholders who have not accepted the Takeover Offer within the Acceptance Period may still accept the Takeover Offer within two weeks after publication of the results of the Takeover Offer by the Bidder pursuant to section 23 para. 1 sentence 1 no. 2 of the German Takeover Act (the “Additional Acceptance Period”). An acceptance of the Takeover Offer during the Additional Acceptance Period is therefore conditional upon, amongst other things, the Minimum Acceptance Threshold (as amended) being achieved at the end of the Acceptance Period. AIXTRON Securityholders should, therefore, not rely on being able to accept the Takeover Offer during the Additional Acceptance Period.

The results of this Takeover Offer are expected to be published pursuant to section 23 para. 1 sentence 1 no. 2 of the German Takeover Act within four (4) Banking Days after the expiration of the Acceptance Period, i.e., the expected date of publication is 27 October 2016. On this basis, the Additional Acceptance Period is expected to commence on 28 October 2016 and to end on 10 November 2016, 24:00 hrs local time Frankfurt am Main, Germany, and 6:00 p.m. local time New York, United States, respectively.

6.                                      Right of Withdrawal

Pursuant to section 21 para. 2 sentence 1 of the German Takeover Act, the Bidder hereby informs the AIXTRON Securityholders who have accepted the Takeover Offer before the publication of this Amendment that they may, at any time until the expiration of the Acceptance Period, withdraw from the agreements that came into existence as a result of accepting the Takeover Offer (section 21 para. 4 of the German Takeover Act). For details on the exercise of the right of withdrawal, reference is made to Section 15 of the Offer Document.

7.                                      Important Notice

AIXTRON Securityholders who have validly accepted the Takeover Offer and have not changed their mind are not required to exercise their right of withdrawal or to take any other actions in order to obtain the Offer Consideration in accordance with the terms and conditions of the Takeover Offer.

8.                                      Exemptive and no-action relief from the SEC

The Takeover Offer, which is subject to German law, in particular German Takeover Law, is extended to all AIXTRON Securityholders in the United States, in compliance with applicable U.S. securities laws. In order to reconcile certain areas of conflict between German Takeover Law and the law of the United States, on 17 August 2016, the Bidder was granted exemptive and no-action relief from the staff of the SEC’s Division of Corporation Finance with respect to matters in which the securities laws and practice in the United States conflict with those in Germany. The no-action position under Rule 14e-1(b) under the U.S. Exchange Act allows the Bidder to extend the acceptance period for a period of two calendar weeks in the event of a change that would otherwise require an extension of ten (10) U.S. business days.

9.                                     Declaration of assumption of responsibility for this Amendment

Grand Chip Investment GmbH with seat in Frankfurt am Main, Germany, assumes responsibility for the contents of this Amendment in accordance with section 21 para. 3 in conjunction with section 11 para. 3 of the German Takeover Act and declares that, to the best of its knowledge, the information contained in this Amendment is correct and no material facts have been omitted.

Frankfurt am Main, 6 October 2016

Grand Chip Investment GmbH

/s/ Zhendong Liu
Mr Zhendong Liu, Managing Director (Geschäftsführer)